Investor and Media Contact:

Fredrik Wiklund

Senior Director, Investor Relations &

Corporate Development

fredrik.wiklund@tercica.com

Tercica Reports First Quarter 2007 Financial Results

BRISBANE, Calif. (May 3, 2007) - Tercica, Inc. (Nasdaq: TRCA) today announced financial results for the quarter ended March 31, 2007. Net product sales totaled $1.1 million, compared with $85,000 in the first quarter of 2006. Net loss for the quarter was $12.4 million, or $0.25 per share, compared to a net loss of $14.3 million, or $0.40 per share, for the first quarter of 2006.

Research and development expenses for the first quarter of 2007 were $4.9 million, compared to $4.6 million for the first quarter of 2006. Selling, general and administrative expenses for the first quarter of 2007 were $9.6 million, compared to $10.5 million for the first quarter of 2006.

Cash, cash equivalents and short-term investments as of March 31, 2007 were $110.7 million, compared to $125.6 million as of December 31, 2006.

Recent Highlights and Updates

Increlex®

  Increlex® net product sales increased by approximately 46% to $1.1 million in the first quarter of 2007, compared with $748,000 in the fourth quarter of 2006.

  As of March 31, 2007, a cumulative total of approximately 335 patients had received reimbursement approval.

  As of April 30, 2007, 249 physicians, or approximately half of the pediatric endocrinologists who prescribe statural growth therapies in the United States, had prescribed Increlex®.

  As of April 30, 2007, 122 patients out of the targeted 136 patients (90%) had been enrolled in MS301, the study evaluating the use of Increlex® in patients with Primary IGFD. Additionally, as of April 30, 2007, 43 out of a target of 45 patients (96%) had been enrolled in MS308, the exploratory study evaluating the use of the current formulation of Increlex® administered as once-daily injections.

Somatuline® Autogel®

  On January 15, 2007, Ipsen received notice that the U.S. Food and Drug Administration (FDA) accepted the filing of its New Drug Application (NDA) for Somatuline® Autogel® (60, 90, 120 mg) in the United States as a 28-day sustained-release formulation to treat patients with acromegaly. Pursuant to Prescription Drug User Fee Act (PDUFA) guidelines, Tercica expects the FDA will complete its review or otherwise respond to the Somatuline® Autogel® NDA by August 30, 2007.

  Tercica has begun enrollment in an open-label clinical study of Somatuline® Autogel®, the SALSA trial, to assess self or partner administration in patients with acromegaly.

Financial Guidance

Tercica affirmed its expectations that Increlex® 2007 revenues will be approximately $7 million to $8 million. Assuming receipt of an approximate $17.8 million European-approval milestone payment for Increlex® (net of withholding taxes) and issuance to Ipsen of a Somatuline® Autogel® approval-related convertible note of $15 million for cash, Tercica expects to end 2007 with $90 million to $95 million in cash.

"We are pleased with the excellent sequential quarterly growth in Increlex revenues," said John A. Scarlett, M.D., Tercica's President and Chief Executive Officer. "This promises to be an exciting year for Tercica as we build on our leadership position in endocrinology. We look forward to continued positive momentum with Increlex revenues, the launch of Somatuline Autogel subject to FDA approval and agreement with Ipsen on the development of the two early-stage novel endocrine products, Dopastatin, and a ghrelin agonist."

Conference Call and Webcast Information

Tercica's senior management team will review first quarter financial results via a conference call and webcast today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To access the live teleconference, please dial 888-803-8296 (U.S.) or 706-634-1250 (international), and reference the conference ID# 5535424. To access the webcast, please go to the Events page on the Investors section of the Company's Web site at www.tercica.com.

A telephone replay will be available approximately two hours after the call for 48 hours by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation number 5535424. A replay of the webcast will be available on the Company's Web site for 21 days at www.tercica.com.

About Tercica

Tercica is a biopharmaceutical company committed to improving endocrine health by partnering with the endocrine community to develop and commercialize new therapeutics for short stature and other metabolic disorders. For further information on Tercica, please visit www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Company's prospects and expectations, including without limitation, that the Company: (A) expects the FDA will complete its review or respond to the Somatuline® Autogel® NDA by August 30, 2007, and that the Company will launch the product; (B) expects that Increlex™ 2007 revenues will be approximately $7 million to $8 million and (with certain assumptions) expects to end 2007 with $90 to $95 million in cash; and (C) looks forward to continued positive momentum with Increlex revenues and agreements with Ipsen regarding the development of Dopastatin and a ghrelin agonist. Because Tercica's forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties related to the following: (i) the FDA may not complete its review of the Somatuline® Autogel® NDA by August 30, 2007 and/or may deny marketing approval; (ii) physicians may not prescribe Increlex® at the rate Tercica expects; (iii) Tercica and Ipsen may not reach agreement for developing Dopastatin and a ghrelin agonist; and (iv) the risks and uncertainties disclosed from time-to-time in reports filed by Tercica, including most recently Tercica's Form 10-K for the year ending December 31, 2006 filed with the SEC on March 9, 2007. Tercica disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

TERCICA, INC.

(In thousands, except per share data)

(Unaudited)
Statements of Operations	Three Months Ended March 31,
	2007	2006

Net revenues:
Net product sales	$ 1,091	$ 85
License revenue	194	-

Total net revenues	1,285	85

Costs and expenses:
Cost of sales	553	83
Research and development*	4,912	4,630
Selling, general and administrative*	9,597	10,504
Total costs and expenses	15,062	15,217

Operating loss	(13,777)	(15,132)

Interest expense	188	-
Interest and other income, net	1,571	863
Net loss	$(12,394)	$(14,269)

Basic and diluted net loss per share	$ (0.25)	$ (0.40)
Shares used to compute basic and diluted net loss per share	50,145	35,641

* Includes non-cash stock-based compensation expense as follows:
Research and development	$ 525	$ 429
Selling, general and administrative	976	688
Total	$ 1,501	$ 1,117

	March 31,	December 31,
	2007	2006

Balance Sheet Data
Cash, cash equivalents, short-term investments	$ 110,728	$ 125,575
Total assets	124,896	137,687
Total liabilities	45,721	47,756
Total stockholders' equity	79,175	89,931

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